Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR AUGUST 2018

Dallas, Texas, August 3, 2018 – Simmons Bank, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.239900 per unit, payable on August 29, 2018, to unit holders of record on August 15, 2018. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabine.com/.

This distribution reflects primarily the oil production for May 2018 and the gas production for April 2018. Preliminary production volumes are approximately 44,323 barrels of oil and 572,519 Mcf of gas. Preliminary prices are approximately $60.75 per barrel of oil and $2.51 per Mcf of gas.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	44,323	572,519	$60.75	$2.51

Prior Month	55,824	498,214	$59.95	$2.78

Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

Due to the timing of the end of the month of July, approximately $2,853,000 of revenue received will be posted in the following month of August in addition to normal receipts during August. Since the close of business in July and prior to this press release, approximately $7,100 in revenue has been received.

The January 1, 2018 Reserve Summary is available on the Sabine website at http://www.sbr-sabine.com/.

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Contact:	Ron Hooper
SVP, Royalty Trust Services
Simmons Bank
Toll Free (855) 588-7839